Exhibit 99.1

The Knot Reports Second Quarter 2008 Financial Results

--Technology Upgrades on Track for Completion in 2008--

Conference Call Today at 4:30 p.m. ET Dial-In 800-638-7172 (ID# 57168714)

NEW YORK--(BUSINESS WIRE)--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today reported financial results for its second quarter and six months ended June 30, 2008.

Second Quarter 2008 Results

For the second quarter ended June 30, 2008, The Knot reported net revenues of $28.7 million compared with net revenues of $28.5 million for the second quarter of 2007. Revenue from national and local online advertising programs increased 8% over the prior year’s second quarter, while merchandise revenue from the sale of wedding supplies was up 10%. Registry services commissions remained relatively flat compared to 2007. Publishing and other revenues declined by 22% in the recent quarter with the majority of the decrease resulting from the timing of the release of The Knot Best of Weddings publication. This magazine was released in the first quarter of this year and published in the second quarter of 2007. Publishing and other revenues declined 7% in the first six months of 2008 compared to the first half of 2007.

Net income for the second quarter of 2008 was $2.3 million or $0.07 per basic and diluted share. Net income for the second quarter of 2007 was $4.8 million or $0.15 per basic and diluted share.

“The second quarter proved to be challenging on a number of fronts. Given the weak economic environment and recent revenue results, we’re taking a conservative stance and lowering our guidance for percentage revenue growth for 2008 from mid-teens to 9 to 11%.” said David Liu, Chief Executive Officer of The Knot. “We’ve made considerable progress toward completing our platform investments and upgrades. We look forward to successfully concluding this investment cycle, and we expect that the changes we’re implementing today will support sustained long-term growth and profitability for The Knot in the years to come.”

Six-Month Results

For the six months ended June 30, 2008, The Knot reported net revenues of $52.5 million and net income of $2.9 million or $0.09 per basic and diluted share as compared to net revenues of $49.5 million and net income of $6.4 million or $0.21 per basic and $0.19 per diluted share in 2007.

Second Quarter and Year-to-Date 2008 Financial Highlights:

  National online revenues were $5.4 million and $10.1 million for the three and six months ended June 30, 2008, respectively, compared to $4.9 million and $8.4 million for the corresponding periods in 2007.
  Local online revenues were $8.0 million and $16.3 million for the three and six months ended June 30, 2008, respectively, as compared to $7.6 million and $14.9 million for the corresponding periods in 2007.
  Gross profit margins approximated 80% for each of the three and six months ended June 30, 2008 and 2007.
  Operating expenses were $20.1 million and $39.6 million for the three and six months ended June 30, 2008, respectively, as compared to $15.9 million and $31.2 million for corresponding periods in 2007. The Knot currently expects operating expenses to approximate $21.3 million for each of the three-month periods ended September 30 and December 31, 2008.
  Stock-based compensation expense was $1.1 million and $1.9 million for the three and six months ended June 30, 2008, respectively, as compared to $577,000 and $1.0 million for the corresponding periods in 2007.
  Net cash provided by operating activities was $13.7 million for the six months ended June 30, 2008 while capital expenditures amounted to $3.6 million.
  For the six months ended June 30, 2008, The Knot has recorded a temporary impairment charge of $3.1 million with respect to its investments in auction rate securities. The charge was reflected in other comprehensive loss in stockholders’ equity.

Recent Highlights:

  In April, the Company launched a Baby Registry Service, which enables future parents to create and monitor their baby registries through its website for first-time parents, TheBump.com. Through this patented multi-registry search system, gift givers can easily locate and purchase a baby gift off of a registry at a variety of retailers, including Pottery Barn Kids, Right Start, Land of Nod, giggle and BabyUniverse.com.
  In May, Carol Koh Evans rejoined The Knot as Chief Operating Officer. Ms. Evans worked at The Knot in corporate development and was instrumental in the execution of the Company's successful IPO in December 1999 and the acquisition of Weddingpages, Inc. in 2000. Most recently, she was General Manager for Massive Incorporated, a subsidiary of Microsoft Corporation and leading network for video game advertising, where she directed operations for the past two years.
  In June, TheKnot.com closed the month with a record-breaking 116,000 new members. This is the highest number of new members for June on record, 13 percent above the site’s past record of 103,000 in June of 2006.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, August 7, 2008, to discuss its second quarter 2008 financial results. Participants should dial in 800-638-7172 Reference # 57168714 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on The Knot website approximately two hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 Reference # 57168714.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is a leading lifestage media company. The Company's flagship brand, The Knot, is the nation's leading wedding resource, reaching well over a million engaged couples each year through the #1 wedding website TheKnot.com. Other products from The Knot include The Knot national and local magazines, The Knot books (published by Random House and Chronicle) and television programming bearing The Knot name (aired on Style Network and Comcast). The Company also owns WeddingChannel.com, the most visited wedding gift registry website. The Company focuses on the newlywed-to-pregnancy lifestage with The Nest brand, with the popular lifestyle website TheNest.com, a home décor book series with Clarkson Potter and The Nest magazine. Expecting and new parents are engaged by TheBump.com and local baby services and community site LilaGuide.com, and The Bump and LilaGuide print guides. Also under The Knot, Inc. umbrella are WeddingTracker.com; GiftRegistryLocator.com; party planning site PartySpot.com; and teen-oriented PromSpot.com. The Knot, Inc. is based in New York and has several other offices across the country.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry, (v) the dependence of our registry services business on the continued use of the WeddingChannel website by our retail partners and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$62,438	$33,127
Short-term investments	--	72,649
Accounts receivable, net	10,327	14,927
Accounts receivable from affiliate	1,134	1,327
Inventories	2,971	1,878
Deferred production and marketing costs	724	483
Deferred tax assets, current portion	3,748	3,388
Other current assets	1,629	1,623
Total current assets	82,971	129,402

Long-term investments	50,900	--
Property and equipment, net	9,301	8,497
Intangible assets, net	29,768	30,953
Goodwill	33,770	32,105
Deferred tax assets	20,304	22,018
Other assets	230	278
Total assets	$227,244	$223,253

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,363	$7,616
Deferred revenue	14,786	14,665
Current portion of long-term debt	55	55
Total current liabilities	23,204	22,336
Deferred tax liabilities	13,746	14,178
Other liabilities	424	456
Total liabilities	37,374	36,970

Stockholders’ equity:
Common stock	321	316
Additional paid-in-capital	196,706	192,893
Accumulated deficit	(4,057)	(6,926)
Accumulated other comprehensive loss	(3,100)	--
Total stockholders’ equity	189,870	186,283
Total liabilities and stockholders’ equity	$227,244	$223,253

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues:
Online sponsorship and advertising	$13,463	$12,521	$26,374	$23,298
Registry Services	3,289	3,356	5,067	5,117
Merchandise	7,133	6,500	11,727	11,130
Publishing and other	4,786	6,109	9,304	9,970
Total net revenues	28,671	28,486	52,472	49,515

Cost of revenues	5,765	5,651	10,236	9,667

Gross profit	22,906	22,835	42,236	39,848

Operating expenses:
Product and content development	5,037	3,306	9,989	6,450
Sales and marketing	7,617	6,447	15,196	12,337
General and administrative	5,213	3,987	10,022	8,072
Depreciation and amortization	2,238	2,198	4,439	4,306
Total operating expenses	20,105	15,938	39,646	31,165

Income from operations	2,801	6,897	2,590	8,683

Interest and other income, net	880	1,236	2083	2,223

Income before income taxes	3,681	8,133	4,673	10,906
	1,390	3,373	1,803	4,512
Provision for income taxes

Net income	$2,291	$4,760	$2,870	$6,394

Basic earnings per share	$0.07	$0.15	$0.09	$0.21
Diluted earnings per share	$0.07	$0.15	$0.09	$0.19

Weighted average number of common shares outstanding
Basic	31,445,490	30,898,378	31,348,660	30,855,336
Diluted	32,592,425	32,759,935	32,592,375	32,795,590

Note: Certain prior year amounts have been reclassified to conform to the current year’s presentation.

CONTACT:
VMW Corporate & Investor Relations
Vicki Weiner/Sylvia Dresner
212-616-6161
info@vmwcom.com